Exhibit 10.1

SECOND AMENDMENT TO CO-DEVELOPMENT AGREEMENT

This Second Amendment to Co-Development Agreement (this “Second Amendment”) is made as of May 24, 2007, by and between Southern Research Institute (“SRI”) and Bioenvision, Inc. (as successor-in-interest to Eurobiotech Group, Inc.) (“Bioenvision”).

RECITALS:

A.            SRI and Eurobiotech Group, Inc. entered into that certain Co-Development  Agreement, dated as of August 31, 1998, and that certain Amendment to the Co-Development Agreement (the “First Amendment”), dated as of March 12, 2001 (collectively, the “Co-Development Agreement”).

B.            The parties desire to further amend the Co-Development Agreement as provided herein to (i) provide that SRI will be entitled to a 7% royalty on all product sales, whether such sales are made directly by Bioenvision or by a sublicensee, sales partner or distributor, (ii) to delete the profit-sharing agreement set forth in Section 6 of the current Co-Development Agreement in exchange for an agreement by Bioenvision to pay to SRI certain milestone payments provided for in this Second Amendment, and (iii) to make certain other changes to the Co-Development Agreement in order to clarify the respective rights and obligations of the parties.

C.            The parties specifically acknowledge that certain co-development agreement, dated March 12, 2001, between Bioenvision, Inc. and ILEX Oncology, Inc., predecessor-in-interest to Genzyme Corporation (“Genzyme”, and such agreement, as amended, is the “ILEX Co-Development Agreement”), and agree that this Second Amendment does not purport to amend the Ilex Co-Development Agreement.

D.            The parties specifically acknowledge that certain License Agreement, dated and effective September 12, 2006, between Bioenvision and SRI (the “Japan License”), pursuant to which SRI granted to Bioenvision an exclusive license to manufacture, sell, market and distribute Product in Japan and “Southeast Asia” (as defined in the ILEX Co-Development Agreement”), and agree that this Second Amendment does not purport to amend the Japan License.

E.             Capitalized terms used but not otherwise defined herein shall have the meaning(s) ascribed to such terms in the Co-Development Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements set forth in this Second Amendment and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Article 1 “DEFINITIONS” is hereby amended by deleting the text in Sections 1.C., 1.F., 1.G., 1.H. and 1.L. (definition of “Net Income” included in the First Amendment) in their entirety and replacing each with the following text: “RESERVED.”  Article 1 is further amended by adding the following text immediately following Section 1.P. thereof:

a.                                       Direct Sales” shall mean all sales of the Product made by Bioenvision in the Territory, but not including sales by Bioenvision to a Sales Partner.

b.                                      “Indirect Sales” shall mean sales of the Product by any  Sales Partner in the Territory.

c.                                       “Net Sales Revenue” shall mean the gross revenue recognized by Bioenvision or its Sales Partner, as applicable, from the sale of the Product through normal distribution channels to a third party (other than an Affiliate of Bioenvision or a Sales Partner) in the Territory, less Allowable Costs.

d.                                      “Sales Partner” shall mean any third party to which Bioenvision grants a Sublicense of some or all of the rights licensed to Bioenvision by SRI under Article 2 or Article 3 hereof.

e.                                       “Sublicense” shall mean an agreement pursuant to which Bioenvision grants a sublicense of or otherwise transfers some or all of the rights licensed to Bioenvision by SRI under Article 2 or Article 3 hereof.  If Bioenvision enters into an agreement with such a third party pursuant to which such third party shall have the right to control the marketing and sale of the Product within a defined territory (for example, a marketing and/or distribution arrangement under which a third party will have the right to market, sell and/or resell the Product), then such an agreement shall be deemed to be a “Sublicense.”  For avoidance of doubt, in certain limited circumstances in which if Bioenvision enters into an agreement with a third party under which such third party will exercise certain of the rights licensed to Bioenvision under Article 2 hereof (other than the marketing or sale of the Product) for the benefit of Bioenvision (for example, if Bioenvision enters into a contract with a contract research organization or a contract sales organization, and Bioenvision retains the right to oversee and control such third party’s performance), then such arrangements shall not be “Sublicenses” and such third parties shall not be “Sales Partners.”

f.                                         “Sublicense Revenue” shall means all consideration received by Bioenvision from a third party for the grant, or in connection with the exercise of rights under, a Sublicense, but excluding royalty payments based on Indirect Sales.  Sublicense Revenue shall include all upfront license fees, milestone payments and the fair market value of any rights granted to Bioenvision to use, market, sell, distribute, develop, import or export products or technologies of a third party, in either case, received by Bioenvision from any Sales Partner pursuant to a Sublicense.  Bioenvision shall not be entitled to deduct from Sublicense Revenues any start-up costs, research and development costs, general administrative expenses or other costs.  For clarity, (i) revenues derived from Indirect Sales shall be deemed not to be Sublicense Revenue, and (ii) Bioenvision shall not be obligated to pay SRI with respect to any such monies paid to Bioenvision by a Sales Partner: (A) in exchange for shares of Bioenvision stock or other equity securities, up to the fair market value thereof; (B) to fund salaries, materials and related capital in support of specific research activities pursuant to the applicable Sublicense; or (C) for Product or other property or assets up to an amount equal to the lesser of the fair market value of such Product (meaning, the amount Bioenvision charges to third parties for similar quantities of Product sold on similar delivery, payment and other terms), property or assets, or Bioenvision’s actual cost to acquire or manufacture such Product, property or assets.

g.                                      “Allowable Costs” shall mean the following actual, documented costs incurred by the seller (either Bioenvision or Sales Partner) that relate specifically to the sale of the Product for which Net Sales Revenue is being calculated:  (i) value added, sales, or use taxes, duties or other governmental tariffs; (ii) trade, quantity and cash discounts, credits, rebates, or allowances; (iii) Product returns and bad debts; (iv) freight, shipping, transportation, and insurance charges; (v) discounts mandated by, or granted to meet the requirements of, applicable territorial laws or regulations; (vi) market based commissions paid to unaffiliated contract sales organizations under non-exclusive sales arrangements, not to exceed 8.0% unless agreed to in advance in writing by SRI; and (vii) any other customary and reasonable deductions that may be made from the sales price of the Product in the Territories.  Allowable Costs shall not include any (i) start-up costs, (ii)

research and development costs, or (iii) corporate overhead and general administrative expenses.

All references to “sublicenses” in the Agreement shall be deemed to be deleted and replaced with the term “Sublicenses.”

All references to “sublicensees,” “distributors” and “joint ventures” shall be deemed to be deleted and replaced with the term “Sales Partner.”

2.                                       Article 5 of the Co-Development Agreement is hereby deleted in its entirety and replaced with the following:

5.             ACQUISITION

A.            Genzyme Royalties.  For purposes of the ILEX Co-Development Agreement and only for such purpose, it is agreed that the royalties received by Bioenvision from ILEX, its Affiliates or sublicensees for the sales of Clofarabine or any Product in the Field and in the Territory (as such terms are defined in the ILEX Co-Development Agreement) shall be divided between SRI and Bioenvision according to the percentage set forth in the following table:

Annual Net Sales Revenue ($Million)	Total Royalty (% Net Sales Revenue)	% Total Royalty to SRI
0 – 30	8.75	71.429
30 – 100	11.25	55.556
100-200	12.50	56.000
200 – 500	15.00	50.000
500+	18.75	53.333

Bioenvision will pay SRI its percentage of the royalties as per above within five (5) business days of receipt by Bioenvision from ILEX of the royalty payments due Bioenvision in accordance with Article 8.2 of the ILEX Co-Development Agreement by electronic wire transfer of funds in US dollars as per above to the following account (or such other account designated by SRI in writing from time to time):

AmSouth Bank

Account No.

Routing No.

For Intellectual Property

B.            Sublicense Revenue.  Bioenvision shall pay to each of Genzyme and/or SRI, as applicable, a percentage of any and all Sublicense Revenue received by Bioenvision from a Sales Partner within five (5) days after receipt thereof by Bioenvision:

(i)            when required under the ILEX Co-Development Agreement, 33.3% to Bioenvision, 33.3% to Genzyme and 33.3% to SRI or, if this provision does not apply, then;

(ii)           50% to Bioenvision and 50% to SRI.

3.                                       Article 6 of the Co-Development Agreement is hereby deleted in its entirety (including, but not limited to, the provisions of Section 6.A. of the Co-Development Agreement and all references to the phrase “profit sharing compensation”) and is replaced with the following:

6.             COMMERCIALIZATION STAGE

A.            Payment of Royalties on Net Sales Revenue.  In accordance with Article 2 and Article 3, Bioenvision shall have exclusive rights to make, have made, use and sell the Product in the Territory under the following terms: For the Patent and Technical Information license granted herein, Bioenvision shall pay to SRI a royalty of seven percent (7%) of Net Sales Revenue from Direct Sales and Indirect Sales of all Product(s) in the Territory during the term of this Agreement (which royalty shall not be subject to renegotiation or reduction without SRI’s prior written consent, which can be withheld in SRI’s sole and absolute discretion).  Such royalty shall be payable, on a country-by-country basis, for the longer of: (a) ten (10) years from the date of first commercial sale of such Product in such country and (b) the expiration or termination of the last patent within the Patents licensed by SRI to Bioenvision under Article 2 that claims the manufacture, use, sale or importation of the Product at the time of sale in such country.

B.            Milestone Payments on Net Sales Revenue.  In addition to the foregoing royalties, Bioenvision will pay each of the following milestone payments to SRI for any and all Net Sales Revenue booked by Bioenvision or its Sales Partner as revenues under U.S. Generally Accepted Accounting Principles, for Direct Sales and Indirect Sales in the Territory as is set forth below.  For avoidance of doubt: (a) each of the following milestone payments shall be payable up to a maximum of one (1) time, and (b) such milestone payments shall be payable in lieu of the profit-sharing arrangements set forth in the Agreement prior to the date of this Amendment:

•                                          Bioenvision shall pay SRI $1,000,000 within forty-five (45) days after the end of the first calendar year during which either (a) annual Net Sales Revenue are equal to or greater than $30,000,000 or (b) cumulative Net Sales Revenues from such calendar year and prior years during the term are equal to or greater than $150,000,000;

•                                          Bioenvision shall pay SRI $1,000,000 within forty-five (45) days after the end of the first calendar year during which either (a) annual Net Sales Revenue are equal to or greater than $40,000,000 or (b) cumulative Net Sales Revenues from such calendar year and prior years during the term are equal to or greater than $200,000,000;

•                                          Bioenvision shall pay SRI $3,000,000 within forty-five (45) days after the end of the first calendar year during which either (a) annual Net Sales Revenue are equal to or greater than $50,000,000 or (b) cumulative Net Sales Revenues from such calendar year and prior years during the term are equal to or greater than $250,000,000;

•                                          Bioenvision shall pay SRI $20,000,000 within forty-five (45) days after the end of the first calendar year during which either (a) annual Net Sales Revenue are equal to or greater than $100,000,000 or (b) cumulative Net Sales Revenues from such calendar year and prior years during the term are equal to or greater than $500,000,000;

•                                          Bioenvision shall pay SRI $40,000,000 within forty-five (45) days after the end of the first calendar year during which either (a) annual Net Sales Revenue are equal to or greater than $200,000,000 or (b) cumulative Net Sales Revenues from such calendar year and prior years during the term are equal to or greater than $1,000,000,000;

•                                          Bioenvision shall pay SRI $40,000,000 within forty-five (45) after the end of the first calendar year during which either (a) annual Net Sales Revenue are equal to or greater than $500,000,000 or (b) cumulative Net Sales Revenues from such calendar year and prior years during the term are equal to or greater than $2,500,000,000.

C.            All such Net Sales Revenue as has accrued from the date of receipt of approval by the EMEA to market and sell the Product in the European Union shall be included in Net Sales Revenue for the purpose of determining whether and when the Net Sales Revenue thresholds identified above have been achieved.

D.            The foregoing royalties and milestone payments shall not apply to:

(i)            Direct Sales or Indirect Sales made in North America pursuant to the ILEX Co-Development Agreement (the ILEX Co-Development Agreement shall apply to such sales); or

(ii)           Sales made in Japan and/or Southeast Asia (as defined in the Japan License) pursuant to the Japan License (the Japan License shall apply to such sales).

4.                                       Section 23 of the Co-Development Agreement is hereby deleted in its entirety and is hereby replaced with the following:

23.           ASSIGNABILITY

A.            Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent to an Affiliate or in connection with a Change of Control.  The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be null and void ab initio.

B.            For purposes of this Article 23, “Change of Control” shall be deemed to have taken place if (a) a third party, including a “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934 but excluding the current directors of Bioenvision, becomes the beneficial owner of shares having fifty percent (50%) or more of the total number of  votes that may be cast for the election of directors of Bioenvision; or (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), (X) the persons who were directors of Bioenvision before the Transaction shall cease to constitute a majority of the Board of Directors of Bioenvision or any successor to Bioenvision, or (Y) there is the sale, exchange of other disposition of all or substantially all of Bioenvision’s assets to a third party.  Bioenvision shall provide to SRI written notice of any Change in

Control within two (2) business days following a Change of Control of Bioenvision.

5.                                       Notwithstanding any other provision of this Second Amendment or of the Co-Development Agreement, Genzyme Corporation and its successors and assigns are hereby deemed not to be a “Sales Partner,” and the ILEX Co-Development Agreement is hereby deemed not to be a “Sublicense” for purposes of Article 6 of the Co-Development Agreement (as revised by this Second Amendment).  Except as specifically provided herein, none of the terms and provisions set forth in this Second Amendment shall have any affect upon the rights and obligations of the parties hereto under the Ilex Co-Development Agreement.  The terms and provisions of the Ilex Co-Development Agreement shall remain in full force and effect.

6.                                       None of the terms and provisions set forth in this Second Amendment shall have any effect upon the rights and obligations of the respective parties hereto pursuant to the Japan License.  The terms and provisions of the Japan License shall remain in full force and effect.

7.                                       Section 20.A. of the Co-Development Agreement is hereby deleted in its entirety and is hereby replaced with the following:

A.            The Co-Development Agreement (as amended hereby) shall continue in effect until the later of:  (i) expiration of the last to expire of all Patent(s), Improvement(s), and Patent(s) licensed under this Co-Development Agreement (as amended), including any extensions hereof and any periods of exclusivity by regulatory agencies or other governmental bodies; (ii) with respect to such country in which the Product is being sold, ten (10) years from the date of first commercial sale of the Product in such country; (iii) Bioenvision is no longer due any payments from Sales Partners; or (iv) Bioenvision is no longer directly marketing a Product.

8.                                       Section 20.B. of the Co-Development Agreement is hereby deleted in its entirety.

9.                                       Appendix IV of the Co-Development Agreement is hereby deleted in its entirety.

10.                                 Bioenvision and SRI hereby agree and acknowledge as follows: (i) that the Clofarabine Marketing and Distribution Agreement entered into by and between Bioenvision and Mayne Pharma Limited (“Mayne Pharma”) on or about March 24, 2006 (the “Mayne Agreement”) is a Sublicense and that Mayne Pharma is a Sales Partner for all purposes of this Agreement, (ii) that SRI is hereby deemed to have consented to the execution and delivery of the Mayne Agreement by Bioenvision, (iii) that SRI, on behalf of itself, its affiliates, successors and assigns, hereby irrevocably waives any and all claims that the execution or delivery by Bioenvision of the Mayne Agreement constituted, or constitutes, a breach of the Co-Development Agreement by Bioenvision, and (iv) that Bioenvision hereby agrees to pay to SRI all amounts due to SRI be paid in respect of payments heretofore made to Bioenvision by Mayne Pharma under the Mayne Agreement by no later than five (5) business days following the date of the execution of this Second Amendment.

11.                                 Release.  Bioenvision agrees that all payments made by Bioenvision to SRI pursuant to the Co-Development Agreement prior to the date hereof were validly made in accordance with the terms of the Co-Development Agreement.  Except as set forth in Section 10 above and for the rights of SRI as a result of an audit by SRI of the records of Bioenvision pursuant to the terms of the Co-Development Agreement, each party hereto hereby releases and forever discharges the other party and its successors, assigns and Affiliates from and against any and all claims that it has or may have with respect to any payments made by one party hereto to the other party hereto pursuant to the Co-Development Agreement on or prior to the date hereof and agrees that it will not assert any claim or take any other action seeking repayment of all or any portion of any such payments.  SRI and Bioenvision, on behalf of themselves and their respective affiliates, successors and assigns, hereby irrevocably waive any and all claims that they have or may have against the other party with respect to any actual or alleged breach of the Co-Development Agreement by the other party on or prior to the date hereof, and both SRI and Bioenvision agree that a material breach of this Agreement does not exist on the date hereof.

12.                                 Miscellaneous.

a.                                       Except as modified in this Second Amendment, the terms and provisions of the Co-Development Agreement shall remain in full force and effect.  If any of the terms or provisions of this Second Amendment shall conflict with any terms or provisions of the Co-Development Agreement, the terms of this Second Amendment shall govern.

b.                                      This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

c.                                       This Amendment is to be read and construed with the Co-Development Agreement, as previously amended, as constituting one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officer, as of the date first above-written.

BIOENVISION, INC.

By:	/s/ David P. Luci
David P. Luci
Executive Vice President
and General Counsel

SOUTHERN RESEARCH INSTITUTE

By:	/s/ David A. Rutledge
	Name:	David A. Rutledge
	Title:	Chief Financial Officer